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Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-04835, 333-64998 and 333-107177 on Form S-3 and Registration Statement Nos. 333-09547, 333-33727, 333-39899, 333-87563, 333-92252 and 333-117725 on Form S-8
of Alaska Air Group, Inc. and subsidiaries of our report dated February 27, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in the method of accounting for goodwill, discussed in Note 17 to the consolidated financial statements), appearing in this Annual Report on Form 10-K of Alaska Air Group, Inc. and subsidiaries for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Seattle, Washington
February 22, 2005